Exhibit 4.5

AS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

UNSECURED SENIOR MANDATORY

CONVERTIBLE PROMISSORY NOTE DUE JUNE 26, 2025

$150,000,000.00	June 26, 2020
San Francisco, California

For value received, Asana, Inc., a Delaware corporation (the “Company”), promises to pay to Dustin A. Moskovitz TTEE Dustin A. Moskovitz Trust DTD 12/27/05 (the “Holder”), the principal sum of $150,000,000.00. Interest shall accrue from the date of this Unsecured Senior Mandatory Convertible Promissory Note due June 26, 2025 (this “Note”) on the unpaid principal amount at a rate equal to 3.5% per annum, which shall compound annually and, subject to the provisions of Section 3, only be paid in shares of the Company’s capital stock upon conversion of this Note pursuant to Section 2. This Note is issued pursuant to that certain Unsecured Senior Mandatory Convertible Note Purchase Agreement dated as June 26, 2020 (the “Purchase Agreement”). This Note is subject to the following terms and conditions.

1. Definitions. The following terms used in this Note have the meanings specified in this Section 1:

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Change of Control” means:

(a) a sale of all or substantially all of the Company’s assets other than to a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to the applicable transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction (such other corporation or other entity, an “Excluded Entity”);

(b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation or other entity other than an Excluded Entity;

(c) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding voting securities; or

(d) a reclassification of the Class B Common Stock (other than a change as a result of a subdivision or combination of Common Stock to which Sections 1 and 2 of Appendix A applies or as a result of any recapitalization of the Company’s capital stock in connection with the Public Listing (as defined below));

provided, however, that a transaction, or series of related transactions, shall not constitute a Change of Control if its purpose is to (i) change the jurisdiction of the Company’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (iii) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors.

“Class B Common Stock” or “Common Stock” means the Company’s Class B Common Stock, par value $0.00001 per share (as such stock may be renamed or reclassified from time to time after the date hereof, including as a result of any recapitalization of the Company’s capital stock in connection with the Public Listing).

“Close of Business” means 5:00 p.m., New York City time.

“Closing Sale Price” on any date means the per share price of the Listed Stock on such date, determined (i) on the basis of the closing sale price per share (or if no closing sale price per share is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions for the principal U.S. national securities exchange or market on which the Listed Stock is then listed; or (ii) if the Listed Stock is not listed on a U.S. national securities exchange on the relevant date, the last quoted bid price for the Listed Stock on the relevant date, as reported by OTC Markets Group, Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the “Closing Sale Price” shall be the price determined by a nationally recognized independent investment banking firm retained by the Company for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for one share of Listed Stock. The Closing Sale Price shall be determined without reference to after-hours or extended market trading.

“Conversion Amount” means the entire unpaid principal sum of this Note, together with the amount of interest that would have accrued thereon from the date of this Note until the Maturity Date (regardless of whether this Note is converted prior to the Maturity Date).

“Conversion Price” means as of any date, $1,000 divided by the Conversion Rate as of such date.

“Conversion Rate” shall initially be 32.1658, subject to adjustment for any stock splits, stock dividends, reclassifications or the like prior to the Public Listing and as provided in Appendix A hereof after the Public Listing.

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“Daily VWAP” means, for each Trading Day during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the Listed Stock (e.g., “[The ticker symbol for the Company] <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Listed Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Ex Date” means the first date on which the Listed Stock trades on the principal U.S. national securities exchange or market on which the Listed Stock is then listed, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of Listed Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Market Disruption Event” means, with respect to the Listed Stock or any other security, (i) a failure by the principal U.S. national securities exchange or market on which the Listed Stock is then listed to open for trading during its regular trading session or (ii) the occurrence or existence for more than one-half hour period in the aggregate on any Scheduled Trading Day for Listed Stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by such exchange or market (or otherwise)) of the Listed Stock or such other security or in any options contracts or future contracts relating to the Listed Stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“Maturity Date” means the fifth (5th) anniversary of the date of this Note.

“Observation Period” means the twenty (20) consecutive Trading Days beginning on, and including, the 21st Scheduled Trading Day immediately preceding the Maturity Date.

“Open of Business” means 9:00 a.m., New York City time.

“Private Company Conversion Rate Limit” shall initially be 51.4653, subject to adjustment for any stock splits, stock dividends, reclassifications or the like.

“Private Company Equity Financing” means a bona fide equity financing by the Company prior to the consummation of a Public Listing.

“Public Company Conversion Rate Limit” shall initially be 51.4653, subject to adjustment for any stock splits, stock dividends, reclassifications or the like prior to the Public Listing and as provided in Appendix A hereof after the Public Listing.

“Public Listing” means the listing of a class of the Company’s equity securities on any U.S. national securities exchange or market, including in connection with (i) the first sale of such securities to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than a registration statement relating solely to the issuance of Company equity

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securities pursuant to a business combination or an employee incentive or benefit plan), (ii) the Company first becoming subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) a “direct listing” of such securities after which such securities are listed on a such exchange or market.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national securities exchange or market on which the Listed Stock is then listed. If the Listed Stock is not listed on any U.S. national securities exchange, “Scheduled Trading Day” means a Business Day.

“Secured Indebtedness” means any secured indebtedness in favor of a bank or other financial institution to the extent of the value of the assets securing such indebtedness.

“Trading Day” means a day on which (i) there is no Market Disruption Event, (ii) trading in the Listed Stock generally occurs on the principal U.S. national securities exchange or market on which the Listed Stock is then listed or, if the Listed Stock is not then listed on a U.S. national securities exchange, on the principal other market on which the Listed Stock is then traded, and (iii) a Closing Sale Price for the Listed Stock is available on such securities exchange or market; provided that if the Listed Stock (or other security for which a Closing Sale Price must be determined) is not so listed or traded, “Trading Day” means a Business Day.

“Trading Price Condition” means the period during any calendar quarter beginning after the date of the Public Listing (and only during such calendar quarter) when the Closing Sales Price of the Listed Stock for at least twenty (20) Trading Days in the thirty (30) consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter equals or exceeds the Conversion Price.

2. Conversion.

(a) Methods of Conversion.

(i) Conversion into Class B Common Stock at Company’s Option. At the Company’s option, at any time prior to the Close of Business on the second (2nd) Scheduled Trading Day prior to the Maturity Date and during which the Trading Price Condition is met, this Note (including all of the Conversion Amount) may be converted by the Company into shares of Class B Common Stock at the then applicable Conversion Rate per each $1,000 of the Conversion Amount.

(ii) Conversion into Class B Common Stock at Maturity Date. If this Note is outstanding as of the Maturity Date, this Note (including all of the Conversion Amount) shall be converted into shares of Class B Common Stock at the greater of (A) the then applicable Conversion Rate per each $1,000 of the Conversion Amount and (B) the lesser of (1) $1,000 divided by the volume weighted average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the Daily VWAP for each of the Trading Days within the Observation Period per each $1,000 of the Conversion Amount and (2) the then applicable Public Company Conversion Rate Limit per each $1,000 of the Conversion Amount; provided, however, that in the event that the Public Listing has not occurred by the Close of Business on the second (2nd) Scheduled Trading Day prior to the Maturity Date, this Note (including all of the Conversion Amount) shall convert into shares of the capital stock of

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the Company sold in the Company’s then most recent Private Company Equity Financing (which, for avoidance of doubt, may be the Company’s Series E Preferred Stock if no additional Private Company Equity Financing occurs thereafter) at the lesser of (A) the then applicable Private Company Conversion Rate Limit per each $1,000 of the Conversion Amount and (B) $1,000 divided by the price per share at which such capital stock was sold in such Private Company Equity Financing (as appropriately adjusted for stock splits, stock dividends, reclassifications or the like to provide comparability with the then applicable Private Company Conversion Rate Limit) per each $1,000 of the Conversion Amount. Upon such conversion, the Holder (if not already a party thereto) shall execute and deliver to the Company any transaction documents related to such most recent Private Company Equity Financing as may be requested by the Company, which may include a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including without limitation a lock-up agreement in connection with an initial public offering).

(iii) Optional Conversion in a Private Company Financing Prior to Maturity Date. In the event of a Private Company Equity Financing prior to the Close of Business on the second (2nd) Scheduled Trading Day prior to the Maturity Date, at the Company’s option, this Note (including all of the Conversion Amount) may be converted by the Company into shares of the capital stock of the Company sold in such Private Company Equity Financing at the lesser of (A) the Private Company Conversion Rate Limit per each $1,000 of the Conversion Amount and (B) $1,000 divided by the price per share at which such capital stock was sold in such Private Company Equity Financing (as appropriately adjusted for stock splits, stock dividends, reclassifications or the like to provide comparability with the then applicable Private Company Conversion Rate Limit) per each $1,000 of the Conversion Amount. Upon such conversion, the Holder shall execute and deliver to the Company all transaction documents related to such Private Company Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including without limitation a lock-up agreement in connection with an initial public offering).

(iv) Change of Control Conversion. If this Note is outstanding as of immediately prior to the consummation of a Change of Control, this Note (including all of the Conversion Amount) shall, subject to Section 2(c) of this Note if applicable, be converted into shares of Class B Common Stock immediately prior to consummation of the Change of Control at the then applicable Private Company Conversion Rate Limit or Public Company Conversion Rate Limit, as applicable, per each $1,000 of the Conversion Amount.

(b) Mechanics and Effect of Conversion. If this Note is converted pursuant to Section 2 and any portion of the Conversion Amount is not a multiple of $1,000, then such portion of the Conversion Amount shall convert into a number of shares of the Company’s capital stock equal to such portion divided by the quotient of $1,000 divided by the applicable Conversion Rate, Private Company Conversion Rate Limit or Public Company Conversion Rate Limit, as applicable. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Conversion Amount that would otherwise be converted into such fractional share. Upon conversion in full of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the

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Company will, as soon as practicable thereafter, issue and deliver to the Holder, at such principal office, a certificate or certificates for the number of shares to which the Holder is entitled upon such conversion (or, if such shares are declared to be uncertificated, a notice to evidence such issuance of shares), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note in accordance this Section 2, the Company will be forever released from all of its obligations and liabilities under this Note, including without limitation the obligation to pay or convert the Conversion Amount.

(c) Alternate Settlement in Connection with Change of Control. At the Holder’s sole discretion, the Holder may elect (the “Alternate Settlement Election”) to convert this Note as follows in this Section 2(c) in the event that the Company is subject to a Change of Control pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, securities or other non-cash property (any such event, a “Merger Event”). For the avoidance of doubt, a “Merger Event” shall not include a Change of Control pursuant to which the Common Stock, in whole or in part, would be converted into or exchanged for, or would constitute the right to receive, cash. If and only if the Holder provides notice of the Alternate Settlement Election to the Company at least ten (10) Business Days prior to the anticipated effective date of the Merger Event, then this Note (including all of the Conversion Amount) will, at the effective time of such Merger Event, convert into the same kind, type and proportions of non-cash consideration that a holder of a number of shares of Common Stock equal to the Private Company Conversion Rate Limit or Public Company Conversion Rate Limit, as applicable, per each $1,000 of the Conversion Amount in effect immediately prior to such Merger Event would have received in such Merger Event (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute such additional agreements with the Holder as the Holder may request providing for such change in the settlement of the Note and appropriate adjustment to the Conversion Rate as a result thereof. For the avoidance of doubt, as a result of the Alternate Settlement Election and subject to the following terms of this Section 2(c), the shares of Common Stock that the Company would have been required to deliver upon conversion of this Note in accordance with Section 2(a)(iv) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event. If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of non-cash consideration determined based in whole or in part upon any form of stockholder election, then (A) the Reference Property into which this Note will be convertible shall be deemed to be the weighted average of the types and amounts of non-cash consideration received by the holders of Common Stock that affirmatively make such an election and (B) the unit of Reference Property for purposes of this Section 2(c) shall refer to the non-cash consideration referred to in clause (A) attributable to one share of Common Stock. Notwithstanding the foregoing, the Company shall not consummate any Merger Event unless its terms are consistent with this Section 2(c).

3. Events of Default. The entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commission of any act of bankruptcy or insolvency by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company (each, an “Event of Default”).

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4. Payment. Except in connection with an Event of Default as provided for in Section 3, no portion of this Note, including the interest accrued hereon, may be repaid by the Company without the written agreement of the Company and the Holder. In the event this Note is repaid in accordance with the foregoing sentence, all such payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

5. Subordination; Ranking. The indebtedness evidenced by this Note is expressly subordinated in right of payment to any now existing or hereinafter arising Secured Indebtedness. The Holder agrees to enter into any subordination agreement, intercreditor or other similar agreement, in form and substance reasonably satisfactory to any holder or prospective holder of any Secured Indebtedness, and take such additional action as may be necessary to perfect such subordination. This Note represents a senior unsecured obligation of the Company and will rank equal in right of payment to all senior unsecured indebtedness of the Company, and will rank senior in right of payment to any indebtedness that is contractually subordinated to this Note.

6. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates of Holder or an entity under common control by, beneficially owned by, or common management with, Holder, in each case that agree in writing to be bound by the provisions of the Purchase Agreement and this Note, including without limitation the “Lock-up Agreement” set forth in Section 4(i) of the Purchase Agreement. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Company shall not assign this Note (whether by operation of law or otherwise) without consent of the Holder.

7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, electronic mail, or facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, e-mail address, or facsimile number as set forth below, used in customary communications with the Company, or as subsequently modified by written notice. If notice is given to the Company, a required copy (which copy shall not constitute notice) shall also be sent to Stephen J. Venuto, Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025.

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9. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of (i) the Company and (ii) the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Holder and each transferee of this Note.

10. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer, director, agent, or advisor of the Company be liable for any amounts due and/or payable pursuant to this Note.

11. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has executed this Unsecured Senior Mandatory Convertible Promissory Note due June 26, 2025 as of the date first set forth above.

THE COMPANY:

ASANA, INC.

By:	/s/ Tim Wan
Signature

Name:	Tim Wan
Title:	Chief Financial Officer

Address:
1550 Bryant Street, Suite 200
San Francisco, CA 94103
Email:

AGREED TO AND ACCEPTED:

THE HOLDER:

DUSTIN A. MOSKOVITZ TTEE DUSTIN A.
MOSKOVITZ TRUST DTD 12/27/05

By:	/s/ Dustin Moskovitz
Signature

Name:	Dustin Moskovitz
Title:	Trustee

Address:

Email:

ASANA, INC. – UNSECURED SENIOR MANDATORY

CONVERTIBLE PROMISSORY NOTE DUE JUNE 26, 2025

APPENDIX A

ADJUSTMENT OF CONVERSION RATE

The Conversion Rate and the Public Company Conversion Rate Limit shall be subject to adjustment from time to time, without duplication, as set forth in this Appendix A. References in this Appendix A to the “Conversion Rate” shall apply to the “Public Company Conversion Rate Limit” mutatis mutandis.

1. In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of Common Stock, the Conversion Rate shall be increased by multiplying such Conversion Rate by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex Date for such dividend or distribution, and the numerator shall be the number of shares of Common Stock outstanding immediately after such dividend or distribution, in the following formula:

CR2 = CR1* (OS2 ÷ OS1)

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date of such dividend or distribution;

CR2 = the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such dividend or distribution;

OS1 = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex Date for such dividend or distribution; and

OS2 = the number of shares of Common Stock outstanding immediately after such dividend or distribution.

2. In case the Company shall effect a share split or share combination, the Conversion Rate shall be proportionally increased, in the case of a share split, and proportionally reduced, in the case of a share combination, as expressed in the following formula:

CR2 = CR1* (OS2 ÷ OS1)

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the effective date of such share split or share combination;

CR2 = the Conversion Rate in effect immediately after the Open of Business on the effective date of such share split or share combination;

OS1 = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the effective date of such share split or share combination; and

OS2 = the number of shares of Common Stock outstanding immediately after such share split or share combination.

Any adjustment made under Section 1 or this Section 2 of this Appendix A shall become effective immediately after the Open of Business on the Ex Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in Sections 1 or 2 of this Appendix A is declared but not so paid or made, or any share split or share combination of the type described in Section 1 or this Section 2 of this Appendix A is announced but the shares of Common Stock are not split or combined, as the case may be, then the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, or not to split or combine the shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

3. If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period expiring not more than forty-five (45) days immediately following the date of such distribution, to purchase or subscribe for Common Stock, at a price per share less than the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such distribution, the Conversion Rate shall be increased based on the following formula:

CR2 = CR1* [(OS1 + X) ÷ (OS1 + Y)]

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such distribution;

CR2 = the Conversion Rate in effect immediately after the Open of Business on such Ex Date;

OS1 = the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex Date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such distribution.

Any increase made under this Section 3 of this Appendix A shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the Ex Date for such distribution. To the extent that Common Stock is not delivered after expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would then be in effect if such Ex Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than such average of the Closing Sale Prices for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such distribution, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors. Except in the case of a readjustment of the Conversion Rate pursuant to the immediately preceding paragraph, the Conversion Rate shall not be decreased pursuant to this Section 3 of this Appendix A.

4. If the Company distributes shares of its capital stock, evidences of its indebtedness or other of its assets, securities or property or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of Common Stock, but excluding: (i) dividends or distributions as to which an adjustment was effected pursuant to Sections 1, 2 or 3 of this Appendix A; (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 5 of this Appendix A or that is excluded from the scope of Section 5 of this Appendix A by the parenthetical language preceding the formula therein; (iii) distributions of Reference Property (as defined in Section 2(c) of this Note) received by the holders of Common Stock in a Merger Event (as defined Section 2(c) of this Note); (iv) rights issued pursuant to a rights plan of the Company (i.e., a poison pill), except to the extent provided for in the last paragraph of this Appendix A; and (v) Spin-Offs (as defined below) to which the provisions set forth in the latter portion of this Section 4 of this Appendix A shall apply (any of such shares of capital stock, indebtedness or other assets, securities or property or rights, options or warrants to acquire its capital Stock or other securities, the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR2 = CR1* [SP1 ÷ (SP1 – FMV)]

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such distribution;

CR2 = the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such distribution;

SP1 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution; and

FMV = the fair market value (as determined by the Company’s Board of Directors) of the Distributed Property distributable with respect to each outstanding share of Common Stock as of the Open of Business on the Ex Date for such distribution.

If the Company’s Board of Directors determines “FMV” for purposes of this Section 4 of this Appendix A by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP1” (as defined above), in lieu of the foregoing increase, provision shall be made for the Holder to receive, for each $1,000 of the Conversion Amount, at the same time and upon the same terms as the holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex Date for such distribution.

Any increase made under the portion of this Section 4 of this Appendix A above shall become effective immediately after the Open of Business on the Ex Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 4 of this Appendix A where there has been a payment of a dividend or other distribution on the Common Stock or capital stock of any class or series, or similar equity interests, of or relating to a subsidiary of the Company or other business unit of the Company, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR2 = CR1* [(FMV1 + MP1) ÷ MP1]

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for the Spin-Off;

CR2 = the Conversion Rate in effect immediately after the Open of Business on the Ex Date for the Spin-Off;

FMV1 = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the ten (10) consecutive Trading Days immediately following, and including, the Ex Date for a Spin-Off (the “Valuation Period”); and

MP1 = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall be determined on the last Trading Day of the Valuation Period, but will be given effect immediately after the Open of Business on the Ex Date for such Spin-Off. Notwithstanding the foregoing, in respect of any conversion during the Valuation Period, references in the portion of this this Section 4 of this Appendix A related to Spin-Offs with respect to ten (10) Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex Date of such Spin-Off and the date on which this Note converts or is repaid pursuant to Section 2 of this Note (the “Conversion Date”) in determining the Conversion Rate. If the period from and including the Ex Date for the Spin-Off to and including the last Trading Day of the Observation Period in respect of any conversion of this Note is less than ten (10) Trading Days, references in the portion of this Section 4 of this Appendix A related to Spin-Offs with respect to ten (10) Trading Days shall be deemed to be replaced, solely in respect of that conversion of this Note, with such lesser number of Trading Days as have elapsed from, and including, the Ex Date for the Spin-Off to, and including, the last Trading Day of such Observation Period.

Rights, options or warrants distributed by the Company to all holders of its Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 4 of this Appendix A (and no adjustment to the Conversion Rate under this Section 4 of this Appendix A , will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4 of this Appendix A, as the case may be. If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4 of this Appendix A, as the case may be, was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Sections 1, 2 and 3 and this Section 4 of this Appendix A, any dividend or distribution to which this Section 4 of this Appendix A is applicable that also includes one or both of: (A) a dividend or distribution of Common Stock to which Section 1 or 2 of this Appendix A is applicable (the “Clause A Distribution”); or (B) a dividend or distribution of rights, options or warrants to which Section 3 of this Appendix A is applicable (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4 of this Appendix A is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4 of this Appendix A with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Sections 1, 2 and 3 of this Appendix A with respect thereto shall then be made, except that, if determined by the Company’s Board of Directors, the Ex Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex Date of the Clause C Distribution and any Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on the Ex Date for such dividend or distribution” or “outstanding immediately after the Open of Business on the effective date of such share split or share combination,” as the case may be within the meaning of this Section 1 of this Appendix A or “outstanding immediately prior to the Open of Business on the Ex Date for such distribution” within the meaning of this Section 3 of this Appendix A.

Except in the case of a readjustment of the Conversion Rate pursuant to the last sentence of either the fourth or seventh paragraph of this Section 4 of this Appendix A, the Conversion Rate shall not be decreased pursuant to this Section 4 of this Appendix A.

5. If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR2 = CR1* [(SP1 – T) ÷ (SP1 – C)]

where,

CR1 = the Conversion Rate in effect immediately prior to the Open of Business on the Ex Date for such dividend or distribution;

CR2 = the Conversion Rate in effect immediately after the Open of Business on the Ex Date for such dividend or distribution;

SP1 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately preceding the Ex Date for such dividend or distribution (or, if the Company declares such dividend or distribution less than eleven (11) Trading Days prior to the Ex Date for such dividend or distribution the reference to ten (10) consecutive Trading Days shall be replaced with a smaller number of consecutive Trading Days that shall have occurred after, and not including, such declaration date and prior to, but not including, the Ex Date for such dividend or distribution);

T = the dividend threshold shall equal zero; and

C = the amount in cash per share of Common Stock the Company distributes to holders of its Common Stock.

Any adjustment made under this Section 5 of this Appendix A shall become effective immediately after the Open of Business on the Ex Date for such dividend or distribution.

The dividend threshold is subject to adjustment in a manner inversely proportional to, and at the same time as, adjustments to the Conversion Rate; provided that no adjustment will be made to the dividend threshold for any adjustment to the Conversion Rate pursuant to this Section 5 of this Appendix A.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP1” (as defined above), in lieu of the foregoing increase, provision shall be made for the Holder to receive, for each $1,000 of the Conversion Amount, at the same time and upon the same terms as holders of the Common Stock, the amount of cash the Holder would have received as if the Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex Date for such cash dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Except in the case of a readjustment of the Conversion Rate pursuant to the last sentence of the immediately preceding paragraph, the Conversion Rate shall not be decreased pursuant to this Section 5 of this Appendix A.

6. If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR2 = CR1* [(AC+ (SP2* OS2)) ÷ (OS1* SP2)]

where,

CR1 = the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR2 = the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS1 = the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS2 = the number of shares of Common Stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP2 = the average of the Closing Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this this Section 6 of this Appendix A shall occur at the Close of Business on the tenth (10th) Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references in this Section 6 of this Appendix A to ten (10) consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date. If the Company or one of its subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be immediately decreased to the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

Except in the case of a readjustment of the Conversion Rate pursuant to the last sentence of the immediately preceding paragraph, the Conversion Rate shall not be decreased pursuant to this Section 6 of this Appendix A.

7. In addition to the foregoing adjustments in Sections 1 through 6 of this Appendix A above, and to the extent permitted by applicable law and the rules of the principal U.S. national securities exchange or market on which the Listed Stock is then listed, the Company may, from time to time and to the extent permitted by law, increase the Conversion Rate by any amount for a period of at least twenty-five (25) Trading Days or any longer period as may be permitted or required by law, if the Company’s Board of Directors has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company. Such Conversion Rate increase shall be irrevocable during such period.

All calculations under this Appendix A shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th.

Notwithstanding this this Section 7 of this Appendix A or any other provision of this Note, if a Conversion Rate adjustment becomes effective on any Ex Date, and this Note is converted on or after such Ex Date and on or prior to the related record date would be treated as the record holder of the Common Stock as of the date this Note was converted based on an adjusted Conversion Rate for such Ex Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 7 of this Appendix A, the Conversion Rate adjustment relating to such Ex Date shall not be made for the Holder. Instead, the Holder shall be treated as if the Holder were the record owner of the Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

For purposes of this this Appendix A, “effective date” means the first date on which the Common Stock trade on the principal U.S. national securities exchange or market on which the Listed Stock is then listed, regular way, reflecting the relevant share split or share combination, as applicable.

For purposes of this Appendix A, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. The Company shall not pay any dividend or distribution on shares of capital stock of the Company held in the treasury of the Company to the extent such dividend or distribution would be made in an amount based on the amount of a dividend or distribution paid on the Common Stock.

* * *

Notwithstanding the foregoing, the Conversion Rate shall not be adjusted for any transaction or event other than for any transaction or event described in this Appendix A. Without limiting the foregoing, the Conversion Rate shall not be adjusted: (i) upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan; (ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries (or the issuance of any shares of Common Stock pursuant to any such options or other rights); (iii) upon the issuance of any Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date this Note was first issued; (iv) for accrued and unpaid interest, if any; (v) repurchases of Common Stock that are not tender offers or exchange offers pursuant to Section 6 of this Appendix A, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives; (vi) solely for a change in the par value of the Common Stock; or (vii) for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or the right to purchase Common Stock or such convertible or exchangeable securities, except as described in this Appendix A.

Additionally, no adjustment in the Conversion Rate less than one percent (1%) of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate) shall be made pursuant to Section 1 through Section 6 of this Appendix A; provided, however, that (i) the Company shall carry forward any adjustments that are not made as a result of the foregoing and make such carried forward adjustments with respect to the Conversion Rate when the cumulative effect of all adjustments not yet made will result in a change of one percent (1%) or more of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate) and (ii) notwithstanding the foregoing, all such deferred adjustments that have not yet been made shall be made (including any adjustments that are less than one percent (1%) of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate)) on the Conversion Date, after such adjustment shall be made such adjustments shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate).

No adjustment to the Conversion Rate need be made pursuant to Section 1 through Section 7 of this Appendix A for a transaction (other than for share splits or share combinations pursuant to Section 1 and Section 2 of this Appendix A) if the Company makes provision for the Holder to participate in the transaction, at the same time and upon the same terms as holders of Common Stock participate in such transaction, without conversion, as if the Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex Date or effective date, as applicable, of the transaction (without giving effect to any adjustment pursuant to Section 1 through Section 7 of this Appendix A on account of such transaction), multiplied by the Conversion Amount (expressed in thousands) of this Note.

Whenever any provision of this Note requires the computation of an average of the Closing Sale Prices or the Daily VWAPs over a period of multiple Trading Days (including an Observation Period), the Company’s Board of Directors, in its good faith determination, shall appropriately adjust such average to account for any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the effective date, Ex Date or expiration date of such event occurs at any time on or after the first Trading Day of such period and on or prior to the last Trading Day of such period.

Except as prohibited by law, the Company may (but is not obligated to) make such increases in the Conversion Rate, in addition to those required by Section 1 through Section 7 of this Appendix A hereof, as it considers to be advisable to avoid or diminish any income tax to any holders of Common Stock (or rights to purchase Common Stock) resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reason.

Whenever the Conversion Rate is adjusted, the Company shall promptly send to the Holder a notice of the adjustment setting forth the adjusted Conversion Rate and the calculation thereof. The notice shall be conclusive evidence of the correctness of such adjustment. Additionally, in case of any: (i) action by the Company or one of its subsidiaries that would require an adjustment to the Conversion Rate in accordance with this Appendix A; (ii) Merger Event; or (iii) voluntary or involuntary dissolution, liquidation or winding-up of the Company; then the Company shall at least ten days prior to the anticipated effective date of such transaction or event cause written notice thereof to be sent to the Holder. Such notice shall specify, as applicable, the date or expected date on which the holders of Common Stock shall be entitled to a distribution and the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its subsidiaries, Merger Event, dissolution, liquidation or winding-up.

To the extent that on or after the date of this Note the Company adopts a rights plan (i.e., a poison pill) and such plan is in effect upon conversion of this Note or a portion thereof, the Company shall make provision such that the Holder shall receive, in addition to, and concurrently with the delivery of, the Common Stock due upon conversion, the rights described in such plan, unless the rights have separated from the Common Stock before the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock, Distributed Property as described in Section 4 of this Appendix A, subject to readjustment in the event of the expiration, termination or redemption of such rights.